Exhibit 5.1

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

15 November 2023

Matter No.: 837502/109503427
(852) 2842 9588
Lilian.Woo@conyers.com

XIAO-I CORPORATION

7th floor, Building 398, No. 1555 West

Jinshajiang Rd

Shanghai, China 201803

Dear Sirs,

Re: XIAO-I CORPORATION (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with a registration statement on Form S-8 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of certain ordinary shares of par value US$0.00005 each of the Company (the “Shares”) which are to be represented by American Depository Shares (“ADSs”) issuable pursuant to the Company’s 2023 Share Incentive Plan (the “Share Incentive Plan”). Each ADS represents one-third of one Share.

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined copies of the following documents:

1.1	the Registration Statement; and

1.2	the Share Incentive Plan.

We have also reviewed copies of:

1.3	the amended and restated memorandum and articles of association of the Company (the “Amended M&A”);

1.4	the written resolutions of the directors of the Company dated 18 December 2022 and 9 March 2023 (collectively, the “Board Resolutions”) and minutes of an extraordinary general meeting of the shareholders of the Company held on 30 November 2022 (the “EGM Minutes”);

Partners: Piers J. Alexander, Christopher W. H. Bickley, Peter H. Y. Ch’ng, Anna W. T. Chong, Angie Y. Y. Chu, Vivien C. S. Fung, Richard J. Hall, Norman Hau, Wynne Lau, Paul M. L. Lim, Anna W. X. Lin, Teresa F. Tsai, Flora K. Y. Wong, Lilian S. C. Woo, Mark P. Yeadon

Consultant: David M. Lamb

BERMUDA | BRITISH VIRGIN ISLANDS | CAYMAN ISLANDS

1.5	a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 14 November 2023 (the “Certificate Date”); and

1.6	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3	the accuracy and completeness of all factual representations made in the Registration Statement and the Share Incentive Plan and other documents reviewed by us;

2.4	that the Board Resolutions and the resolutions contained in the EGM Minutes were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.6	that there is no provision of any award agreement, incentive share option, restricted shares or restricted share units or otherwise granted pursuant to the Share Incentive Plan which would have any implication in relation to the opinions expressed herein;

2.7	that upon issue of the Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.8	that on the date of issuance of any of the Shares, the Company will have sufficient authorised but unissued Shares;

2.9	that on the date of issuing of any Shares, the Company is able to pay its liabilities as they become due; and

2.10	the issue of the Shares are made in accordance with the terms and conditions of the Share Incentive Plan.

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3.	QUALIFICATIONS

“Non-assessability” is not a legal concept under Cayman Islands law, but when we describe the Shares herein as being “non-assessable” we mean, subject to any contrary provision in any agreement between the Company and any one of its members holding any of the Shares (but only with respect to such member), that no further sums are payable with respect to the issue of such Shares and no member shall be bound by an alteration in the constitutional documents of the Company after the date upon which it became a member if and so far as the alteration requires such member to take or subscribe for additional Shares or in any way increases its liability to contribute to the share capital of, or otherwise pay money to, the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Shares by the Company pursuant to the Share Incentive Plan and is not to be relied upon in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1	The Company is duly incorporated and existing under the law of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

4.2	When issued and paid for as contemplated by the Share Incentive Plan, the Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

Conyers Dill & Pearman

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